FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Salem Street Trust

Fund	Fidelity Tax-Free Bond Fund
Trade Date	11/22/2017
Settle Date	12/14/2017
Security Name	NY MTA TRANSP 0% 11/15/33
CUSIP	59261APJ0
Price	59.018
Transaction Value	$ 3,305,008.00
Class Size	200,001,604
% of Offering	2.80%
Underwriter Purchased From	BofA Merrill Lynch
Underwriting Members: (1)	BofA Merrill Lynch
Underwriting Members: (2)	Citigroup
Underwriting Members: (3)	Goldman Sachs & Co. LLC
Underwriting Members: (4)	J.P. Morgan
Underwriting Members: (5)	The Williams Capital Group, L.P.
Underwriting Members: (6)	PNC Capital Markets LLC
Underwriting Members: (7)	Academy Securities, Inc.
Underwriting Members: (8)	Alamo Capital
Underwriting Members: (9)	Barclays
Underwriting Members: (10)	Blaylock Van, LLC
Underwriting Members: (11)	BNY Mellon Capital Markets
Underwriting Members: (12)	Cabrera Capital Markets, LLC
Underwriting Members: (13)	Drexel Hamilton, LLC
Underwriting Members: (14)	Fidelity Capital Markets
Underwriting Members: (15)	FTN Financial Capital Markets
Underwriting Members: (16)	Jefferies LLC
Underwriting Members: (17)	KeyBanc Capital Markets Inc.
Underwriting Members: (18)	Loop Capital Markets
Underwriting Members: (19)	Morgan Stanley
Underwriting Members: (20)	Ramirez & Co., Inc.
Underwriting Members: (21)	Raymond James
Underwriting Members: (22)	RBC Capital Markets
Underwriting Members: (23)	Rice Financial Products Company
Underwriting Members: (24)	Siebert Cisneros Shank & Co., L.L.C.
Underwriting Members: (25)	Stern Brothers & Co.
Underwriting Members: (26)	Stifel
Underwriting Members: (27)	TD Securities